Spectrum Control Reports Fourth Quarter and Annual Profit

Fourth Quarter Pretax Profits Up 13% From Third Quarter;

Record Annual Operating Cash Flows

Fairview, PA – January 11, 2010 – Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of custom electronic products and systems, today reported results for the fourth quarter and fiscal year ended November 30, 2009.

For the fourth quarter of fiscal 2009, the Company reported net income of $2.1 million or 17 cents per share on sales of $34.1 million, compared to net income of $2.5 million or 20 cents per share on sales of $33.8 million for the same period last year.

For the fiscal year 2009, the Company had net income of $8.6 million or 67 cents per diluted share on sales of $132.3 million. In fiscal year 2008, the Company had net income of $8.9 million or 67 cents per diluted share on sales of $130.7 million.

Dick Southworth, the Company’s President and Chief Executive Officer, commented, “We are very pleased to report fourth quarter financial results that are consistent with our previous guidance, with current quarter revenues up $2.6 million or 8% and pretax profits up 13% from the third quarter of this year. Our military and defense business continues to grow, generating $20.5 million or 60% of our overall revenues during the fourth quarter, an increase of $3.4 million or 20% from the same period a year ago. We firmly believe that we are well-positioned for significant growth and enhanced shareholder value, as applications for our products in military and defense remain strong and the commercial markets begin to rebound.”

Financial Highlights

Key Acquisition

On November 30, 2009, we acquired substantially all of the assets and assumed certain liabilities of Micro Networks Corporation (“Micro Networks”), a subsidiary of Integrated Device Technology, Inc. (NASDAQ: IDTI). Micro Networks, with operations in Worcester, MA and Auburn, NY designs and manufactures high-performance data conversion products, custom modules, and a broad line of filters, oscillators, and delay lines based on surface acoustic wave (“SAW”) technology. This acquisition reflects our continued commitment to product and technology expansion. Micro Networks’ products include integrated microwave assemblies with hybrid circuit design, precision bulk acoustic wave (“BAW”) delay lines and synthesizers. These complex products and related SAW technology are a natural complement and extension to our Microwave Components and Systems Business. Substantially all of Micro Network’s products are used in defense and aerospace applications, including radar systems, missile defense systems, and secure communications. Recent annual revenues of Micro Networks have approximated $14 million. The aggregate cash purchase price for Micro Networks was $12.9 million.

SPECTRUM CONTROL, INC. 8031 Avonia Road, Fairview, PA 16415, Phone: (814) 474-2207, Fax: (814) 474-2208

Improved Gross Margin

In the current quarter our gross margin was $9.4 million or 27.6% of sales, compared to $7.7 million or 24.6% of sales in the preceding quarter. Despite the global recession and its impact on virtually all commercial markets, we have strategically maintained certain production capacity and infrastructure to enable us to quickly and efficiently respond to our customers. Accordingly, as sales volumes begin to grow, we do not need to add any significant production capacity, allowing us to leverage our fixed manufacturing overhead and enhance our operating margins.

Record Annual Operating Cash Flow

In the current quarter, net cash provided by operating activities amounted to $5.3 million, an increase of $2.9 million from the comparable quarter of last year. For the fiscal year ended November 30, 2009, net cash provided by operating activities was over $19 million. This record level of operating cash flow reflects improved accounts receivable turnover rates and other reductions in working capital requirements. As a result of this strong cash generation in fiscal year 2009, we were able to expend nearly $4 million in capital equipment additions, repay $3.5 million in bank indebtedness, as well as support the $12.9 million aggregate cash purchase price for Micro Networks. With our cash flow capabilities, a borrowed funds-to-equity ratio of only 0.07 to 1.00, and a book value of $8.96 per share, we believe our liquidity and financial position provide a solid foundation for future growth.

Current Business Outlook

Mr. Southworth added, “With our acquisition of Micro Networks, and our current assessment of business conditions and customer demand, we presently anticipate our 2010 first quarter sales to be $38.0 to $39.0 million. Based on this shipment level, and as we integrate the Micro Networks business, we expect our 2010 first quarter earnings to be 19 to 20 cents per diluted share. If this operating performance is achieved, it would represent an increase of 15% to 18% in sales and 12% to 18% in earnings per diluted share from the comparable period of a year ago. Beyond the first quarter, we remain very optimistic about fiscal year 2010 and expect to build upon our first quarter performance.”

Forward-Looking Information

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Simultaneous Webcast and Teleconference Replay

Spectrum Control, Inc. will host a teleconference to discuss its fourth quarter and fiscal 2009 year-end results on Monday, January 11, 2010, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com or www.vcall.com. A taped replay of the call will be available through January 12, 2010, at 877-660-6853, access account 286, conference 340464, or for 30 days over the Internet at the Company’s website.

About Spectrum Control

Spectrum Control, Inc. is a leader in the design, development and manufacture of custom electronic products and systems for the defense, aerospace, communications, and medical industries worldwide. For more information about Spectrum Control and its products, please visit the Company’s website at www.spectrumcontrol.com.

Corporate Headquarters	Investor Relations
8031 Avonia Road	John P. Freeman, Senior Vice President
Fairview, PA 16415	and Chief Financial Officer
Phone: 814/474-2207	Spectrum Control, Inc.
Fax: 814/474-2208	Phone: 814/474-4310

Tables follow

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
( Unaudited )

	November 30,	November 30,
( Dollar Amounts in Thousands )	2009	2008
Assets

Current assets
Cash and cash equivalents	$6,090	$5,397
Accounts receivable, net	22,623	24,043
Inventories, net	34,223	30,638
Deferred income taxes	1,425	1,684
Prepaid expenses and other current assets	2,434	2,307

Total current assets	66,795	64,069

Property, plant and equipment, net	26,383	27,250

Other assets
Goodwill	44,995	36,811
Other	5,556	6,654

Total assets	$143,729	$134,784

Liabilities and Stockholders' Equity

Current liabilities
Short-term debt	$7,000	$10,000
Accounts payable	7,124	6,541
Income taxes payable	-	36
Accrued liabilities	5,366	4,415
Current portion of long-term debt	65	487

Total current liabilities	19,555	21,479

Long-term debt	480	545
Other liabilities	728	978
Deferred income taxes	9,542	8,491

Stockholders' equity	113,424	103,291

Total liabilities and stockholders' equity	$143,729	$134,784

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
( Unaudited )

(Amounts in Thousands, Except Per Share Data)

	For the Three Months Ended		For the Year Ended
	November 30,		November 30,
	2009	2008	2009	2008

Net sales	$34,089	$33,842	$132,306	$130,694

Cost of products sold	24,684	24,603	97,946	97,932

Gross margin	9,405	9,239	34,360	32,762

Selling, general and administrative expense	5,836	5,603	20,756	19,418

Income from operations	3,569	3,636	13,604	13,344

Other income ( expense ) :
Interest expense	16	(125)	(190)	(369)
Other income and expense, net	(66)	233	(26)	505
	(50)	108	(216)	136

Income before provision for income taxes	3,519	3,744	13,388	13,480

Provision for income taxes	1,374	1,212	4,828	4,629

Net income	$2,145	$2,532	$8,560	$8,851

Earnings per common share :
Basic	$0.17	$0.20	$0.68	$0.68
Diluted	$0.17	$0.20	$0.67	$0.67

Average number of common shares outstanding :
Basic	12,660	12,699	12,604	13,069
Diluted	12,840	12,699	12,739	13,189

Spectrum Control, Inc. and Subsidiaries
Selected Financial Data
( Unaudited )

	For the Three Months Ended		For the Year Ended
	November 30,		November 30,
	2009	2008	2009	2008
Selected Financial Data, as a Percentage of Net Sales:

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of products sold	72.4	72.7	74.0	74.9
Gross margin	27.6	27.3	26.0	25.1
Selling, general and administrative expense	17.1	16.6	15.7	14.9
Income from operations	10.5	10.7	10.3	10.2
Other income ( expense ) :
Interest expense	-	(0.3)	(0.2)	(0.3)
Other income and expense, net	(0.2)	0.7	-	0.4
Income before provision for income taxes	10.3	11.1	10.1	10.3
Provision for income taxes	4.0	3.6	3.6	3.5
Net income	6.3%	7.5%	6.5%	6.8%

Selected Operating Segment Data:
( Dollar Amounts in Thousands )

Advanced specialty products:
Customer orders received	$11,216	$11,607	$49,070	$55,908
Net sales	10,877	12,020	42,001	52,060

Microwave components and systems:
Customer orders received	12,973	14,003	56,503	47,485
Net sales	15,332	13,712	60,069	45,942

Power management systems:
Customer orders received	4,591	2,722	10,822	10,534
Net sales	3,254	2,148	10,268	9,879

Sensors and controls:
Customer orders received	3,447	7,100	15,789	26,643
Net sales	4,626	5,962	19,968	22,813